UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

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                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number:  0-15693

                    QUEST HEALTH CARE FUND VII, L.P.
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         (Exact name of registrant as specified in its charter)


     1117 Perimeter Center West, Suite E-210, Atlanta, Georgia 30338
                             (770) 671-1014
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           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Limited Partnership Interests
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        (Title of each class of securities covered by this Form)


                                   N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [ X ]      Rule 12h-3(b)(1)(i)     [   ]
      Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2)(ii)   [   ]      Rule 12h-3(b)(2)(ii)    [   ]
                                        Rule 15d-6              [   ]

      Appropriate number of holders of record as of the certification or notice date:
              None (Certificate of Cancellation filed with
          the Delaware Secretary of State on December 22, 1997)
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Quest Health Care Fund VII, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 30, 1997      By:   /s/ Stuart C. Berry
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                                   Stuart C. Berry, President of
                                   Quest Rescue Partners - 7, Corp.,
                                   the general partner of
                                   Quest Rescue Partners - 7, L.P.,
                                   the general partner of
                                   Quest Health Care Fund VII, L.P.